Exhibit 21.1

LIST OF SUBSIDIARIES OF FRANK'S INTERNATIONAL N.V.

Entity	Jurisdiction

Blackhawk Specialty Tools, LLC	Texas, USA
Frank's International Mexico S de RL de CV	Mexico
Frank's International Middle East BVI	British Virgin Islands
FI Oilfield Services Canada ULC	Alberta, Canada
Frank's International (B.V.I.) Limited	British Virgin Islands
Frank's International (Bermuda) Ltd	Bermuda
Frank's International Cooperatief U.A.	The Netherlands
Frank's International C.V.	The Netherlands
Frank's International Gibraltar Limited	Gibraltar
Frank's International Limited	United Kingdom
Frank's International LP B.V.	The Netherlands
Frank's International Middle East FZCO	United Arab Emirates
Frank's International Operations B.V.	The Netherlands
Frank's International Venezuela S.C.A.	Venezuela
Frank's International West Africa (BVI) Limited	British Virgin Islands
Frank's International, LLC	Texas, USA
Frank's Oilfield Services, Limited	British Virgin Islands
Oilfield Equipment Rentals B.V.	The Netherlands
Oilfield Equipment Rentals Limited	Dubai / Jebel Alie Free Zone